Exhibit 99.1

The Coretec Group and Core Optics LLC Announce They Have Entered into a Definitive Share Exchange Agreement

The two companies bring together complementary technologies and industry end-user application via Core Optics’ proven commercial distribution in established and high growth sectors spanning automotive, consumer electronics, camera / display, and others dependent on advanced material innovation

ANN ARBOR, MI, March 6, 2024 - The Coretec Group, Inc. (OTCQB: CRTG) (the “Company”), developer of silicon anode active materials for lithium-ion batteries, and cyclohexasilane (CHS) for EV, cleantech, and 3D display technology, and Core Optics, LLC (“Core Optics”) announced today that they have entered into a definitive share exchange agreement pursuant to which, on the closing date, the Company is expected to acquire 100% of the membership interests of Core Optics, LLC and its subsidiaries which hold all its tangible assets and intellectual property across all its technologies and industry verticals. Subsequent to the closing of the transaction, the combined company will continue to operate under the name The Coretec Group, Inc. and trade under the ticker symbol CRTG, before pursuing uplisting to a senior exchange when it believes the combined company can satisfy initial listing requirements. The Closing of the transaction is subject to customary closing conditions.

Dr. Seonkee Kim will assume the title and responsibilities of Chief Executive Officer. In addition to Dr. Kim’s experience in the compact camera modules (CCM) industry, he has deep knowledge and experience in lithium-ion batteries, making him an ideal leader to further the Company’s Endurion program. He will be introduced along with additional board members and advisors on a shareholder call currently scheduled for March 14, 2024 at 10am ET. Further details for that conference call will be shared in coming days.

Core Optics specializes in the design and fabrication of cutting-edge inspection and assembly machinery for the CCM industry. Core Optics has amassed a wealth of expertise and data pertaining to its testing algorithms, including the rights to over 30+ patents. With commercial products and sales channels in established industries that are also considered high-growth, including automotive and VR/AR, Core Optics has solidified its position as a market leader for providing pivotal process solutions.

Core Optics maintains numerous customer engagements with some of the top mobile device manufacturers in South Korea and throughout the world and with prominent automobile manufacturers including EV makers, as well as global commercial activity in other verticals. Core Optics is revenue producing via a CCM testing product line that has historically produced healthy profit margins, and maintains a pipeline of orders with an expected trajectory for high-growth.

Core Optics recently expanded its service scope to encompass the burgeoning Electric Vehicle (EV) market. This is one of the reasons that The Coretec Group’s proprietary technology is so complementary, as its Endurion battery development program markets to the same customer base. It represents a significant value proposition for Core Optics’ automotive business, facilitated by the Company’s existing sales channel and customer relationships. In addition, the advanced development of the Company’s C-Space volumetric display technology fits well within Core Optics’ prominent CCM and photonics business, in which its deep knowledge and expertise could further C-Space development.

Finally, the transaction would enable Core Optics to prominently enter North American markets, facilitating greater business activity between U.S. auto manufacturers and other potential high value customer segments.

“The Coretec Group is laser-focused on developing technologies that are attractive to end user customers, as well as larger manufacturing and distribution partners capable of taking the technology and rapidly scaling and deploying it,” said Matthew Kappers, CEO of The Coretec Group. “We have found that ideal partner in Core Optics, a group of innovators with a proven track record of establishing sales channels and customer relationships with prominent brands known across the globe. The synergies between the two companies are clear, particularly across the product niches in EVs, eVTOL, 3D Display, LiDAR, and auto manufacturing. We are confident that the merger between these two companies will further establish Core Optics’ commercial pipeline, increasing revenue and creating shareholder value.”

The Company will provide call access information via press release, corporate and investor websites, and social media in advance of the shareholder call and presentation. Please follow on X (formerly Twitter) at @CoretecGroupInc or the Company’s LinkedIn page.

About The Coretec Group

The Coretec Group, Inc., an Oklahoma corporation is an Ann Arbor, Michigan-based developer of engineered silicon and is using its expertise to develop silicon anodes for lithium-ion batteries that will charge faster and last longer. This program is called Endurion. Silicon has the theoretical ability to hold up to 10x the amount of lithium-ions as compared to traditional graphite. Through its proprietary micron and nanoparticle approach, Endurion is loading silicon into the battery anode. A modest increase in silicon will be a game changer that will revolutionize the EV market as well as other energy storage applications.

Additionally, the Company is using its engineered silicon to develop a portfolio of other energy- focused products, including solid-state lighting (LEDs), semiconductors, and printable electronics. Coretec continues to develop CSpace, its 3D volumetric display technology with a wide array of applications including LiDAR, medical imaging, automotive, and others.

For more information, please visit thecoretecgroup.com.

About Core Optics

Core Optics LLC, a Virginia limited liability company, runs its operations through its Korean subsidiary, Core Optics Co., Ltd. Core Optics Co., Ltd. was established in 2023 after acquiring a compact camera module testing equipment product line. It is renowned for its involvement in a high-value enterprise centered around the production and distribution of inspection equipment tailored for compact camera modules (CCM) used in smartphones and automobiles.

For more information, please visit https://www.coreoptics.us/

Follow The Coretec Group on:

Twitter – @CoretecGroupInc

LinkedIn – www.linkedin.com/company/24789881

YouTube – www.youtube.com/channel/UC1IA9C6PoPd1G4M7B9QiZPQ/featured

Forward-Looking Statements

The statements in this press release that relate to the Company’s expectations with regard to the future impact on the Company’s results from operations are forward-looking statements and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the Company’s actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

Corporate Contact:

The Coretec Group, Inc.

Lindsay McCarthy

info@thecoretecgroup.com

+1 (866) 916-0833

Media Contact:

Spencer Herrmann

FischTank PR

coretec@fischtankpr.com

+1 (518) 669-6818